Exhibit 15.1

To the Board of Directors and Stockholders of GFI Group Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of GFI Group Inc. and subsidiaries for the three-month periods ended March 31, 2010, and 2009, as indicated in our report dated May 10, 2010; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, is being incorporated by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-152027 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933 is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York

June 18, 2010